Exhibit 3.1

J2 GLOBAL, INC.

CERTIFICATE OF ELIMINATION

OF

SERIES A USABLE REDEEMABLE PREFERRED STOCK

AND

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

j2 Global, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) previously designated 5,000 shares of preferred stock as Series A Usable Redeemable Preferred Stock, par value $0.01 per share (the “Series A Usable Redeemable Preferred Stock”) and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Incorporation, which was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof. None of the authorized shares of Series A Usable Redeemable Preferred Stock are outstanding and none will be issued.

SECOND: Pursuant to Section 151 of the DGCL and authority granted in the Certificate of Incorporation, the Board previously designated 205 shares of preferred stock as Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”), which Series B Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof. None of the authorized shares of Series B Preferred Stock are outstanding and none will be issued.

THIRD: Pursuant to the authority conferred on the Board by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board, on June 10, 2014, duly adopted the following resolutions authorizing the elimination of the Series A Usable Redeemable Preferred Stock and Series B Preferred Stock:

Resolved, that pursuant to the authority conferred on the Board by the provisions of Section 151(g) of the DGCL, the Board hereby eliminates the Series A Usable

Redeemable Preferred Stock and Series B Convertible Preferred Stock, none of which is currently outstanding and none of which will be issued; and that the appropriate officers of this Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of this Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series A Usable Redeemable Preferred Stock and the Series B Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Amended and Restated Certificate of Incorporation of this Corporation all matters set forth in Article FOURTH, Paragraph (b) and in the Series B Certificate of Designation.

FOURTH: That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation is hereby amended to eliminate all references to the Series A Usable Redeemable Preferred Stock and the Series B Convertible Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 10th day of June, 2014.

J2 GLOBAL, INC.

By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman
Vice President, General Counsel and Secretary